IN RE: JOB SHOP TECHNICAL SERVXCES, XNC. 401(k) PROFIT SHARING PLAN


VOLUNTARY SETTLEMENT AGREEMENT
     RESOURCE MANAGEMENT INTERNATIONAL INC.("Resource Management 11) , f ormerly known as ITS MANAGEMENT CORP. , (11 ITS ROBERT B. REICH, Secretary of Labor, United States Department of Labor, ("the Secretary"), and JOHN BRASLOW, Court appointed Independent Trtstee of the JOB SHOP TECHNICAL SERVICES INC. 401(K) PROFIT SHARING PLAN ("Job Shop 401(k) Plan"), agree as follows: WHEREAS, on August 19, 1994 ITS purchased all the assets of JOB SHOP TECHNICAL SERVICES, INC. ("Job Shop"), Plan Sponsor of the,Job Shop 401(k) Plan, and at the time of said purchase Job Shop had failed to forward monies withheld from employees @@paychecks for contribution to the Job Shop 401(k) Plan, and; WHEREAS, the Secretary and John Braslow have asserted claims against Resource Management relating to the August 19, 1994 Purchase by ITS of the assets of Job Shop arising under Title I Of the EmPlo . yee Retirement Income Security Act Of 1974, as amended, (IIERIsAil), 29 u.S.C. lool, 9-t 2-e-q-, and based on theories Of successor corporate liability, and; WHEREAS, the parties desire to resolve all Potential disputes over these questions ,without resort to further administrative or legal proceedings.

     NOW, THEREFORE, it is mutually agreed between the Secretary, John Braslow, on behalf of the Job Shop 401(k) Plan, and Resource

Management, that:
1 Resource Management, without admitting or denying any 'violation of ERISA, the Secretary, and John Braslow, on behalf of the Job Shop 401'(k . )Plan, agree to this settlement as a full and complete resolution of all claims that have been, or could be, asserted by the Secretary or John Braslow on behalf of the Job Shop 401 (k) Plan arising out of the August 19, 1994 purchase by ITS of the assets of Job Shop. The Secretary of Labor and the Independent Trustee agree that they will not resort to administrativ,ii-'o-r other legal proceedings against Resource Management with respect to these issues.

     2. This settlement is not binding on any government agency other than the United States Department of Labor.

     3. Resource Management shall pay to the Job Shop 401(k) Plan the principal amount of $300,ooo.00. such payment shall be made in a lump sum on or before March 31, 1997. In the even , t however that the public offering of stock by Resource Management is not completed, in accordance with the terms of the offering, on or before March 31, 19-97, Resource Management shall pay the principal amount of $300,000.oo in 18 monthly installments, with, interest accruing on the balance of the principal due, beginning on April 1, 1997 at a rate equal to the post judgment interest rate that would be applicable if this were a judgment under 28 U.S.C. 1961. The first installment of $16,666.78 is due and payable on April 1, 1997. -The remaining seventeen installments of $16,666.66 in principal, plus interest, are due on the first day of each month thereafter, continuing until all payments are made. Resource Management may pre-pay any installment.





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     4. In the event that  Resource  Management  defaults  in the payment of any amount due under this Settlement Agreement, and fails to correct said default within 20 days of the mailing by the Independent Trustee or his successor, of written notice of such default, the entire principal amount remaining to be paid under this Settlement Agreement shall become due and payable immediately and the Independent Trustee may take whatever steps are necessary to exercise the Plan's rights with respect to this agreement.

     5. Resource Management shall provide the Secretary with notice of each payment made to the Job Shop 401 (k) Plan under the terms of this Settlement Agreement by mailing a copy of proof of each such payment to John E. Wehrum, Regional Director, Pension Welfare Benefits Administration, 1633 Broadway, Room 226, New York, New York 10019.


     6. Each party to this agreement shall bear his/its own costs disbursements and attorneys fees. RESOURCE MANAGEMENT INTERNATIONAL, INC.

By:  Joseph G. Sicinski
Corporate Resolution attached.


CORP.  SEAL


JOAN EBERT ROTHERMEL, ESQ.
Attorney for Resource Management


ROBERT B. REICH
Secretary of Labor
United StatesDepartmerif

BY:
KEVIN E.'CROWLEY
Attorney


JOB SHOP TECHNICAL SERVICES, INC. 401(k) PROFIT SHARING PLAN

BY:
JOH@K BRASLOW
Independent Trustee